UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Habersham Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
(706) 778-1000
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SATURDAY, APRIL 18, 2009.
To the Shareholders of Habersham Bancorp:
     The annual meeting of shareholders of Habersham Bancorp (the “Company”) will be held on Saturday, April 18, 2009, at 1:00 p.m., in the Central Office of Habersham Bank at 282 Historic Highway 441 North, Cornelia, Georgia, for the following purposes:
(1)	To elect directors.

(2)	To transact any other business that may properly come before the meeting or any adjournment.
     March 6, 2009 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
     The Board of Directors recommends that you vote FOR each of the nominees listed in the attached proxy statement and asks that you mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.
By Order of the Board of Directors,
David D. Stovall
President and Chief Executive Officer
March 20, 2009
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 18, 2009
This proxy statement and our 2008 annual report to shareholders are available at http://www.vfnotice.com/habersham/.

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
PROXY STATEMENT

INTRODUCTION
Time and Place of the Meeting
     The Company’s Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the annual meeting of shareholders to be held on Saturday, April 18, 2009, at 1:00 p.m., in the Central Office of Habersham Bank (the “Bank”) at 282 Historic Highway 441 North, Cornelia, Georgia, and at any adjournment of the meeting.
Procedures for Voting by Proxy
     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to Edward D. Ariail at the Company’s Central Office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Record Date and Mailing Date
     The close of business on March 6, 2009 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 20, 2009.
Number of Shares Outstanding
     As of the close of business on the record date, the Company had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 2,818,593 shares were issued and outstanding. Each such share is entitled to one vote on matters to be presented at the meeting.
Requirements for Shareholder Approval
     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.

     Approval of any other matter properly presented for shareholder approval requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the meeting. If, however, any matter (other than the election of directors or a matter incident to the election of directors) of which we do not have reasonable prior notice properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.
     Only votes actually cast will count in determining whether the shareholders have approved a proposal. Abstentions and broker “non-votes” resulting from a broker’s inability to vote a client’s shares on non-discretionary matters will not affect the outcome of the election of directors or, to our knowledge, any other proposals that may be brought before the meeting.
Expenses and Solicitation of Proxies
     The Company will pay the expenses of soliciting proxies for the 2009 Annual Meeting of Shareholders. The Company has retained Investor Com, Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. They will receive no compensation in addition to their regular salaries for these activities. The Company will direct brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the common stock that these institutions hold of record, and, upon request, will reimburse them for their reasonable out-of-pocket expenses.
OWNERSHIP OF STOCK
Principal Shareholders
     On March 6, 2009, the Company had approximately 497 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company’s outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
John Robert Arrendale 200 Hillcrest Heights Cornelia, Georgia 30531	170,072		6.0%

Thomas A. Arrendale, III P. O. Box 558 Baldwin, Georgia 30511	1,035,160	(1)(2)	36.7%

Cyndae Arrendale Bussey P. O. Box 558 Baldwin, Georgia 30511	515,776	(1)	18.3%

David D. Stovall P. O. Box 1980 Highway 441 North Cornelia, Georgia 30531	137,805	(3)	4.9%

Footnotes

(1)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(2)	Includes 10,000 shares subject to exercisable options.

(3)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 33,000 shares subject to exercisable options. Excludes 11,982 shares (as of the latest available valuation of December 31, 2008) held in Mr. Stovall’s account in the Company’s 401(k) Savings Investment Plan Trust (the “Savings Plan”), as to which Mr. Stovall has no voting or investment power.

Stock Owned by Management
     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each director and director nominee, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement (each a “Named Executive Officer”) and all directors and executive officers as a group as of March 1, 2009. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

	Number of Shares		Percentage
Name	Beneficially Owned		of Total
Directors and Director Nominees:

Edward D. Ariail(1)	53,562	(2)	1.9%
Thomas A. Arrendale, III	1,035,160	(3)(4)	36.7%
Ben F. Cheek, III	5,000	(5)	*
Michael C. Martin	36,864	(3)(6)	1.3%
Michael L. Owen	24,374	(5)(7)	*
James A. Stapleton, Jr.	17,072	(3)(8)	*
David D. Stovall(1)	137,805	(9)	4.9%
Calvin R. Wilbanks	25,117	(3)(10)	*
Bonnie C. Bowling(1)	23,600	(11)	*

All Directors, Director Nominees and Current Executive Officers as a Group (10 persons):	1,369,219	(12)	48.6%

Footnotes

(*)	Indicates less than 1%.

(1)	Messrs. Ariail, Stovall and Ms. Bowling are also executive officers of the Company.

(2)	Includes 34,166 shares owned of record by Mr. Ariail jointly with his wife, 350 shares owned of record by Mr. Ariail jointly with his wife and daughters, and 18,000 shares subject to exercisable options. Excludes 9,081 shares (as of the latest available valuation of December 31, 2008) held in Mr. Ariail’s account in the Savings Plan, as to which Mr. Ariail has no voting or investment power.

(3)	Includes 10,000 shares subject to exercisable options.

(4)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(5)	Includes 5,000 shares subject to exercisable options.

(6)	Includes 591 shares owned of record by Mr. Martin jointly with his children. Mr. Martin has pledged 21,356 shares to secure a line of credit with Habersham Bank.

(7)	Includes 14,374 shares owned of record by Mr. Owen jointly with his wife.

(8)	Mr. Stapleton owns 450 of the indicated shares jointly with his children.

(9)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 33,000 shares subject to exercisable options. Excludes 11,982 shares (as of the latest available valuation of December 31, 2008) held in Mr. Stovall’s account in the Savings Plan as to which Mr. Stovall has no voting or investment power.

(10)	Mr. Wilbanks owns 9,542 shares held jointly with his wife and includes 4,325 shares held of record by his wife.

(11)	Includes 18,000 shares subject to exercisable options. Excludes 3,710 shares (as of the latest available valuation of December 31, 2008) held in Ms. Bowling’s account in the Savings Plan, as to which Ms. Bowling has no voting or investment power.

(12)	Also includes shares and exercisable options held by Annette Banks, an executive officer who is not a Named Executive Officer. Of the indicated shares, 121,000 shares are subject to exercisable options. Excludes 25,162 shares (as of the latest available valuation of December 31, 2008) held in accounts for the benefit of the Company’s executive officers under the Savings Plan, as to which participants have no voting or investment power.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Board of Directors has determined that the following directors are independent pursuant to Nasdaq Stock Market regulations: Thomas A. Arrendale, III, Ben F. Cheek, III, Michael C. Martin, James A. Stapleton, Jr., and Calvin R. Wilbanks. These independent directors, acting as a group, have nominated the persons listed below to serve as directors of the Company. Each director, if elected, will serve until the 2010 annual meeting of shareholders or until his successor is duly elected and qualified. If any nominee becomes unavailable to serve as a director, which we do not now anticipate, then the persons named as proxies will have complete discretion to vote for another duly nominated candidate.
     The following table shows, for each director, his name and age at December 31, 2008, the year he was first elected as a director, his position with the Company other than as a director and his principal occupation and other business experience for the past five years.

		Year First	Position with Company
Name	Age	Elected	Business Experience
Edward D. Ariail	50	2000	Executive Vice President and Corporate Secretary of the Company; President of Habersham Bank since April 1996; prior thereto, Executive Vice President of Habersham Bank

Thomas A. Arrendale, III	51	1990	Chairman of the Board of Directors of the Company; Chairman of the Board and Director of Sales and Marketing, Fieldale Farms, Inc. (poultry processing and distribution)

Bonnie C. Bowling	50	2009	Executive Vice President of Habersham Bancorp and Executive Vice President and Chief Operating Officer of Habersham Bank

Ben F. Cheek, III	72	2005	Chairman and Chief Executive Officer of 1st Franklin Financial Corporation since 1988; Chairman of Liberty Bank & Trust from 1986 to July 2005

Michael C. Martin	55	2000	President, Martin Land Surveying, P.C. (land surveyors)

Michael L. Owen	56	2004	President, Lusk Construction, Inc.

James A. Stapleton, Jr.	60	1990	President and General Manager, Habersham Metal Products

		Year First	Position with Company
Name	Age	Elected	Business Experience
David D. Stovall	52	1989	President and Chief Executive Officer of the Company; Vice Chairman and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.

Calvin R. Wilbanks	62	1990	Vice Chairman of the Board of the Company, Co-Owner, C.P. Wilbanks Lumber Company
The Board of Directors recommends that you vote FOR each of the nominees listed above.
Meetings and Committees of the Board
     Board of Directors. The Boards of Directors of the Company and Habersham Bank hold their regular meetings on the third Saturday of each month and otherwise as necessary. During 2008, the Company’s Board of Directors met 13 times and Habersham Bank’s Board of Directors met 12 times. Each director of the Company attended at least 75% of the meetings of the Company’s Board of Directors and of any committees of which he was a member, and each director of Habersham Bank attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which he was a member. The Company does not have a policy regarding director attendance at annual shareholders’ meetings. All of the directors then in office attended the 2008 annual meeting of shareholders with the exception of Mr. Cheek.
     Audit Committee. The Audit Committee’s functions are described in its charter and include (a) engaging, overseeing, retaining and compensating the independent accountants and determining the scope of their services; (b) reviewing the independence of the independent accountants; (c) pre-approving all audit and allowable non-audit services to be provided by the independent accountants; (d) determining that the Company has adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (e) serving as an independent party in the review of the Company’s financial information prior to its distribution to the Company’s shareholders and the public. The members of the Audit Committee are Ben F. Cheek, III, Michael C. Martin, James A. Stapleton, Jr. and Calvin R. Wilbanks. The Audit Committee met 4 times during 2008.
     The Board of Directors has determined that each Audit Committee member is independent in accordance with Nasdaq Market and Securities and Exchange Commission (“SEC”) regulations. None of the members of the Audit Committee has participated in the preparation of the consolidated financial statements of the Company or any current subsidiary of the Company at any time during the past three years. We believe that Mr. Cheek meets the criteria specified under applicable Securities and Exchange Commission (“SEC”) regulations for an “audit committee financial expert” and that each of the other members of the Audit Committee has the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee.

     Compensation Committee. The Compensation Committee sets and administers the policies that govern our executive compensation programs and various cash incentive and equity programs and reports its decisions to the full Board. The Committee has oversight responsibility of employee compensation and benefits plans, policies and programs, including ensuring that such plans, policies and programs are effective in aligning the interest of the employees with those of our shareholders. Its primary responsibilities include: (1) determining the compensation payable to our executive officers; (2) evaluating the performance of our Chief Executive Officer and the relationship between his performance and our compensation policies for him and other executive officers; and (3) issuing reports in accordance with SEC rules regarding compensation policies; and (4) approving and administering our stock-based, profit-sharing and incentive compensation plans. The Committee has a charter, which has not been posted on the Company’s website but a copy of which was attached as Appendix B to the Company’s proxy statement for its 2007 annual meeting of shareholders. Although the Committee’s charter authorizes it to delegate any of its duties that do not require full Committee approval to a subcommittee or to one or more members of management, it did not delegate any authority or utilize the services of compensation consultants during 2008. The members of the Compensation Committee are Messrs. Arrendale, Cheek, Martin, Stapleton and Wilbanks. Each of these directors is independent under applicable Nasdaq Stock Market standards. The Compensation Committee met once during 2008.
     Nominating Committee. Neither the Company nor any of its subsidiaries has a standing nominating committee. Instead, the independent directors act as a group to consider and nominate director candidates. The Board believes that its independent directors are sufficiently removed from management influence to fulfill the nominating function without a formal committee structure. See “Director Nominations and Shareholder Communications” for information regarding the process for director nominations.
Compensation of Directors
     Director Fees. The same individuals who served as directors of the Company in 2008 also served as directors of Habersham Bank. Except for Messrs. Owen and Martin, who each receive $500 per month for loan committee service, directors are not compensated separately for committee service. Mr. Stovall receives $2,000 per Company board meeting and $1,000 per Bank board meeting. Mr. Ariail receives $1,000 per Company board meeting and $500 per Bank board meeting, while the other directors, except for the Chairman, receive $2,000 per Company board meeting and $1,000 per Bank board meeting. The Chairman receives $4,000 per Company board meeting and $2,000 per Bank board meeting.
     The following table shows the total compensation earned by each of our directors for their service in 2008. Ms. Bowling was elected to our board in January 2009 and is therefore not listed in this table.

	Fees			Non-Equity	Non-Qualified
	earned			Incentive	Deferred
	or paid	Stock	Option	Plan	Compensation	All Other
	in cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)	($)	($)(2)	($)(3)	($)
Mr. Arrendale	$72,000	0	0	0	3,805	$430	$76,235
Mr. Cheek	36,000	0	0	0	0	0	36,000
Mr. Martin	42,000	0	0	0	5,548	598	48,146
Mr. Owen	42,000	0	0	0	2,043	278	44,321
Mr. Stapleton	36,000	0	0	0	6,289	592	42,881
Mr. Wilbanks	36,000	0	0	0	7,012	783	43,795

(1)	Mr. Ariail and Mr. Stovall are also Named Executive Officers, and as a result, their compensation as directors is included in the Summary Compensation Table below.

(2)	Represents 2008 earnings under the Director SERP. See “—Supplemental Retirement Plan Agreements ” below.

(3)	Represents the 2008 economic value to the director, as reported to him on a Form 1099-R, of split dollar life insurance provided by the Company for the benefit of the indicated director. See “—Split Dollar Life Insurance” below.
     Stock Options. Directors of the Company and the Bank who are not employees of the Company or any of its subsidiaries (Messrs. Arrendale, Cheek, Martin, Owen, Stapleton and Wilbanks) are eligible for annual option grants under the Habersham Bancorp Outside Directors Stock Option Plan. The Company did not grant any stock options to its directors in 2008.
     Director Supplemental Retirement Plan Agreements. The Bank has established a Director Supplemental Retirement Plan—Defined Contribution (“Director SERP”) and entered into supplemental retirement plan agreements with each director, except for Mr. Cheek and Ms. Bowling, providing for potential retirement income under the terms and conditions set forth in each agreement. In authorizing these arrangements, the Board of Directors of the Bank concluded that retirement income benefits for directors were necessary to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package. In addition to this plan, Messrs. Stovall and Ariail, together with other executives, have entered into executive supplemental retirement plan agreements with the Bank that are described in “Executive Compensation – Executive Supplemental Retirement Plan Agreements.”
     Under the agreements, participating directors are not promised a level of annual retirement income of any fixed amount; instead, the benefits provided under each arrangement depend upon the annual investment performance of insurance policies meeting specifications set forth in each arrangement, reduced by an annual cost of funds expense. Under each agreement, the sum of these annual amounts, both positive and negative, are accumulated in a retirement account and, if the director is otherwise eligible for payment, the sum of the retirement account is paid out in ten annual installments to the director. In addition, each agreement provides for a supplemental annual retirement income amount based upon the annual investment performance of the insurance policies, reduced by the cost of funds determined for that year. The supplemental annual retirement income payments are payable for the calendar year in which a director retires on or after attaining normal retirement age and continue for each subsequent year until the director’s death.
     If a participating director remains in continuous service with the Bank until reaching the normal retirement age of 70, the retirement income benefits described above are paid in the manner described. If a participating director terminates his or her service relationship with the

Bank prior to attaining age 70, the sum of the retirement account accumulated through the date of termination will be paid in ten annual installments commencing upon his or her termination. In addition, the supplemental annual retirement income described above, also becomes payable. The supplemental annual retirement income payments are payable for the calendar year in which a director reaches normal retirement age (or for the calendar year of termination if the termination occurs on or after age 65) and continue for each subsequent year until the director’s death.
     If a director is removed from service for cause or does not provide a minimum number of years of service to his or her Bank prior to the date he or she ceases to serve as a participating director, no benefits are paid under the agreement. At present, all participating directors have satisfied the minimum number of years of service requirement.
     A termination of service due to disability is treated like a retirement after attaining normal retirement age, with the exception that the payment of a participating director’s retirement account and the supplemental annual retirement income payments commence immediately. In the event of a participating director’s death, the only benefit payable under the agreement is the balance credited to the participating director’s retirement account at the time of death. That amount is paid in a lump sum as soon as practicable to the participating director’s beneficiary.
     In the event of a change in control, a participating director is entitled to retirement income benefits as if he or she had been continuously in the service of his or her Bank until attainment of normal retirement age. In this case, the payment of benefits commence when the director attains normal retirement age.
     The following table shows the payments that each participating director (including Messrs. Stovall and Ariail) would receive commencing at normal retirement age assuming termination of his service without cause or a change in control of the Bank as of December 31, 2008:

Name	Annual Benefits
Mr. Ariail	$47,405
Mr. Arrendale	$40,831
Mr. Martin	$39,567
Mr. Owen	$19,386
Mr. Stapleton	$24,281
Mr. Stovall	$80,642
Mr. Wilbanks	$18,915
     The agreements also provide each participating director with an opportunity to defer all or any portion of his or her director fees. Any amounts so deferred are credited with interest each year at the average one-year Treasury rate for that calendar year. These amounts are payable in a lump sum when the director experiences a termination of service with his or her Bank. No fees have been deferred under any of the agreements to date.
     Split Dollar Life Insurance. Each director who is a party to a supplemental retirement plan agreement is also entitled to death benefits under a so-called “split dollar” insurance agreement. The Bank has purchased life insurance policies to provide the death benefits promised under the split dollar life insurance agreements and to assist the Bank in recovering the value of retirement income benefits previously paid to participating directors under the supplemental retirement plan agreements. Each director’s death benefit is set forth below.

Name	Death Benefit
Mr. Ariail	$262,169
Mr. Arrendale	$237,976
Mr. Martin	$209,347
Mr. Owen	$215,339
Mr. Stapleton	$157,250
Mr. Stovall	$479,232
Mr. Wilbanks	$134,903
     Under each split dollar life insurance agreement, the Bank paid a single premium on the initial agreement date on a life insurance policy owned by the Bank with the director as the insured. Upon the death of the director, the beneficiaries of the participating director are entitled to receive eighty percent (80%) of the death benefit payable under the policy less the policy’s cash surrender value determined at the time of death. The Bank is entitled to the remainder of the death benefit proceeds. The split dollar life insurance agreements are not terminable unless a participating director is removed from the Board of Directors for cause. See the Director Compensation Table above for the 2008 economic value of the split dollar insurance benefits held by each director.
     If a director is removed from service for cause or does not provide a minimum number of years of service to the Bank prior to the date he or she ceases to serve as a participating director, no death benefits are paid under the agreement. At present, all participating directors have satisfied the minimum number of years of service requirement.
     In addition to the split dollar life insurance benefits accompanying their supplemental retirement plans, Messrs. Stovall and Ariail are also beneficiaries of separate 1991 split dollar life insurance agreements providing for death benefits of $256,771 and $123,672, respectively, as of January 1, 2009. Annual premiums of $3,553 for Mr. Stovall and $1,560 for Mr. Ariail were initially paid by the Bank, but are now funded by earnings on the policies. The plans are substantially similar to those described above, except that the Bank is entitled to receive the lesser of the cash surrender value or cumulative premiums upon the death of the insured, with the executive’s beneficiaries receiving the balance of the death benefit.
     Supplemental Executive Retirement Plan Agreements. The Company and the Bank have entered into supplemental executive retirement plan agreements (each, an “Executive SERP” and, collectively, the “Executive SERPs”), effective as of January 1, 2008. The Company entered into an Executive SERP with each of Bonnie C. Bowling and David D. Stovall (each, an “Executive”), and the Bank entered into an Executive SERP with Edward D. Ariail (also an “Executive”). The Company and the Bank entered into these agreements to provide an opportunity for retirement income benefits to the Executives, who contribute materially to the continued growth, development, and future business success of the Company.

     Upon each Executive’s retirement after reaching age 65, each Executive is entitled to a full retirement benefit, paid in monthly installments for 15 years, equal to a percentage of the Executive’s highest base salary during the Executive’s three consecutive and complete years of employment prior to the Executive’s retirement (the “Fixed Amount”). The applicable percentage for determining the Fixed Amount for Mr. Ariail and Ms. Bowling is 40%. The applicable percentage for determining the Fixed Amount for Mr. Stovall is 50%.
     If, before age 65, an Executive voluntarily terminates his or her employment with the Bank or the Company, or the Bank or the Company discharges him or her for any reason other than for cause (as defined below), the Executive will receive the vested portion of a reduced benefit paid in monthly installments for 15 years, with payments commencing the first day of the month following the Executive’s attainment of age 65. The reduced benefit for each Executive is equal to the retirement benefit accrued by the Bank or the Company on its financial statements as of the end of the immediately preceding calendar year. This accrued benefit value is then adjusted monthly by an earnings rate reasonably selected by the Bank (currently, seven percent (7%)) until the payment commencement date. Ms. Bowling is entitled to this benefit only if she has completed 20 years of continuous service with the Bank and/or the Company as of the date she terminates employment. Mr. Ariail’s and Mr. Stovall’s interest in this benefit will vest in 20% increments on each anniversary of the effective date of his respective Executive SERP. Mr. Ariail and Mr. Stovall will be fully vested in this benefit on the fifth anniversary of the effective date, which is January 1, 2013.
     If an Executive is discharged from employment for cause, the Executive is not entitled to any benefits under his or her Executive SERP. “Cause” is defined in the Executive SERPs as (i) gross negligence or gross neglect of duties to the Company or Bank, as applicable; (ii) commission of a felony or a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company or the Bank, as applicable; or (iii) fraud, disloyalty, dishonesty, or willful violation of any law or significant Company or Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company or the Bank.
     In the event that an Executive becomes substantially disabled while employed by the Company or the Bank, as applicable, each Executive SERP provides that the Executive is treated as fully vested in the benefit accrued as of the end of the calendar year immediately preceding the calendar year of disability. This benefit value is then adjusted monthly by an earnings rate reasonably selected by the Bank (currently, seven percent (7%)) until the payment commencement date, which is the first day of the month following the Executive’s attainment of age 65.
     Any benefits that become payable by reason of a termination of employment prior to age 65 or due to disability are adjusted monthly during the installment payment period by an earnings rate reasonably selected by the Company and Bank (currently, seven percent (7%)).
     In the event of a change in control, an Executive is entitled to the full, projected retirement benefit under his or her Executive SERP upon any subsequent termination of his or her employment, other than for cause, prior to age 65, with benefits paid in monthly installments for 15 years commencing the first day of the month following the Executive’s attainment of age 65.

     In the event that an Executive dies while employed by the Bank, each Executive SERP provides that the Executive’s beneficiary is to receive the present value of the full, projected retirement benefit. This death benefit is to be paid in a lump sum within 60 days following the Executive’s death. If an Executive dies while receiving benefits under his or her Executive SERP, the Executive’s beneficiary receives the remaining benefits at the same time and in the same amount that they would have been distributed to the Executive had the Executive survived. If an Executive dies after terminating employment but before he or she begins to receive benefits under his or her Executive SERP, the Executive’s beneficiary is to receive a lump sum payment within 60 days after the Executive’s death equal to the Executive’s benefit as of the date of death.
     The Company’s or the Bank’s obligation, as applicable, to begin or continue payment of any benefits under the Executive SERPs ceases and all remaining payments are forfeited in the event an Executive breaches any restrictive covenant under the terms of the Executive SERP. However, this provision ceases to apply in the event of a change in control.

EXECUTIVE OFFICERS
     The Company’s executive officers are appointed by and hold office at the discretion of the Board of Directors. The following table lists for each executive officer (a) the person’s name, (b) his or her age at December 31, 2008, (c) the year he or she was first elected as an executive officer of the Company, (d) his or her position with the Company and its subsidiaries, and (e) other business experience for the past five years, if he or she has been employed by the Company or any subsidiary for less than five years.

		Year First	Position with Company;
Name	Age	Elected	Business Experience
Edward D. Ariail	50	1990	Executive Vice President and Corporate Secretary of the Company; President of Habersham Bank since April 1996; prior thereto, Executive Vice President of Habersham Bank.

Annette Banks	62	1997	Vice President and Chief Financial Officer of the Company since April 1997; prior thereto, Chief Financial Officer of the Company and Vice President, Controller of Habersham Bank

Bonnie C. Bowling	50	1997	Executive Vice President and Chief Operations Officer of the Company since January 2004; Vice President, Operations, Audit, Compliance of the Company since April 1997; and from December 1994 to 1997, Process Owner of Audit/Compliance of the Company.

David D. Stovall	52	1984	President and Chief Executive Officer of the Company; Vice Chairman and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.

EXECUTIVE COMPENSATION
     The Company has designated four individuals as executive officers under the Securities Exchange Act of 1934, as amended, and associated regulations. The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the two other most highly compensated executive officers of the Company who earned over $100,000 in total compensation for 2008 (collectively, the “Named Executive Officers”).
Summary Compensation Table

				Nonequity
				Incentive	Nonqualified
				Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Compensation	Compensation	Compensation
Position	Year	($)	($)	($)	Earnings (S)(1)	($)(2)	Total ($)
David D. Stovall	2008	$278,500	$0	$0	$8,199	$46,477	$333,176
President and Chief	2007	265,206	29,380	0	6,937	50,074	351,597
Executive Officer	2006	257,846	49,736	0	8,489	50,619	366,690
of the Company and Vice Chairman and Chief Executive Officer of Habersham Bank

Edward D. Ariail	2008	$185,429	$0	$0	$3,949	$25,528	$214,906
Executive Vice	2007	179,158	16,124	0	4,013	27,474	226,769
President and	2006	161,148	19,368	0	5,861	27,482	213,859
Corporate Secretary of the Company and President of Habersham Bank

Bonnie C. Bowling	2008	$186,662	$0	$0	$10,638	$5,603	$197,300
Executive Vice	2007	178,624	24,435	0	0	6,002	209,061
President and Chief	2006	155,078	31,065	0	0	19,023 (3)	205,166
Operations Officer of the Company

(1)	Represents earnings under the Director SERP and Executive SERP (which was adopted in 2008) as shown below. There were no 2008 earnings under the Director SERPs for Messrs. Ariail and Stovall because their balances under those plans were transferred to their Executive SERPs.

	Director SERP			Executive SERP
	2008	2007	2006	2008	2007	2006
Mr. Stovall	$0	$6,937	$8,489	$8,199	$0	$0
Mr. Ariail	$0	$4,013	$5,861	$3,949	$0	$0
Ms. Bowling	$0	$0	$0	$10,638	$0	$0
(2)	For Messrs. Stovall and Ariail, the amounts shown include director fees and the combined economic value of two split dollar life insurance plans for their benefit. Ms. Bowling did not have a split dollar life insurance plan and did not earn director fees for any of the indicated years.

	Split Dollar			Directors’ Fees
	2008	2007	2006	2008	2007	2006
Mr. Stovall	$3,577	$1,324	$2,319	$36,000	$42,000	$42,000
Mr. Ariail	$1,965	$616	$1,066	$18,000	$21,000	$21,000
Also includes the following Company matching contributions to the 401(k) plan accounts of the indicated persons:

	2008	2007	2006
Mr. Stovall	$6,900	$6,750	$6,300
Mr. Ariail	$5,563	$5,858	$5,416
Ms. Bowling	$5,603	$6,002	$5,584
(3)	Includes the incremental value of the following perks: (a) country club dues: $11,040, and (b) automobile allowance for personal use: $2,399.
Outstanding Equity Awards at Fiscal Year End Table
     The following table shows the outstanding equity awards held by the Named Executive Officers at December 31, 2008. No stock or equity plan awards were outstanding as of that date.

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised Options	Options	Option Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

David D. Stovall	18,000	0	$22.95	12-31-10
	15,000	0	$20.60	12-31-09

Edward D. Ariail	10,000	0	$22.95	12-31-10
	8,000	0	$20.60	12-31-09

Bonnie C. Bowling	10,000	0	$22.95	12-31-10
	8,000	0	$20.60	12-31-09
AUDIT COMMITTEE MATTERS
Audit Committee Report
     The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by Nasdaq Market standards. The Audit Committee operates under a written charter approved by the Board of Directors
     Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2008 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.
     Based upon the Audit Committee’s discussions of the Company’s 2008 audited consolidated financial statements with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include such audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission.

March 20, 2009	THE AUDIT COMMITTEE

Ben F. Cheek, III
Michael C. Martin
James A. Stapleton, Jr.
Calvin R. Wilbanks
Independent Certified Public Accountants
     Porter Keadle Moore LLP, Atlanta, Georgia, acted as the Company’s principal independent certified public accountants for the year ended December 31, 2008. Representatives of Porter Keadle Moore LLP will be present at the 2009 Annual Meeting and will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.
Audit Fees
     The following table sets forth the fees billed to the Company by Porter Keadle Moore, LLP for 2008 and 2007.

	2008	2007
Audit fees (1)	$176,000	$155,500

Audit-related fees (2)	21,000	20,300

Tax fees (3)	18,300	16,200

All other fees (4)	0	2,450

Total fees	$215,300	$194,450

(1)	Audit fees include fees and associated out of pocket expenses for professional services for the audit of the Company’s annual consolidated financial statements, review of the annual report on Form 10-K, review of regulatory filings on Forms 8-K, assistance with SEC comment letter in 2007 and limited reviews of quarterly condensed consolidated financial statements included in periodic reports on Form 10-Q filed with the SEC.

(2)	Audit related fees include fees for professional services associated with the audit of the Company’s employee benefit plan.

(3)	Tax fees include fees for tax services consisting primarily of tax compliance services.

(4)	All other fees include fees for all other services, exclusive of the fees disclosed above, rendered to the Company. These fees related to various consultations regarding tax depreciation system issues in 2007.
     The services provided by the independent accountants were pre-approved by the Audit Committee to the extent required under applicable law and in accordance with the provisions of the Committee’s charter. The Audit Committee pre-approves all audit and allowable non-audit services, but does not have a specific pre-approval policy. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of the Company’s auditors.
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
     Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2008, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
CERTAIN TRANSACTIONS
     Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2008. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2008.
     All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, the Company and its subsidiaries may have had additional transactions with, or used products or services of, various organizations with which directors of the Company and its subsidiaries were associated. The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, its subsidiaries or such other organizations. We expect that the Company and its subsidiaries will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.
     Habersham Bank began construction of a new branch in Flowery Branch, Georgia during 2007 and completed it in 2008. The lowest bid in a competitive bid process for the design and construction of the new branch was submitted by Lusk Construction, Inc., of which one of the Company’s directors is president. The design and construction costs paid to Lusk Construction during 2008 and 2007 totaled approximately $3,405,000 and $645,000, respectively. As a result of the bidding process, management believes the terms of the construction contract were no less favorable to the Company than could be obtained from an independent third party.
     On December 31, 2008, the Company issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $3.0 million, or $1,000 per share, to Fieldale Farms, Inc. (“Fieldale”). Thomas A. Arrendale, III is the Company’s Chairman of the Board and a beneficial owner of more than 10% of the Company’s outstanding common stock. He is also Fieldale’s Chairman of the Board and Director of Sales and Marketing and trustee and a beneficiary of a trust that owns more than 10% of Fieldale’s outstanding common stock. Mr. Arrendale did not participate in the board’s consideration or approval of the transaction. Additionally, his sister, Cyndae Arrendale, who beneficially owns more than 10% of the Company’s outstanding common stock, is a director of Fieldale and trustee and a beneficiary of a separate trust that owns more than 10% of Fieldale’s outstanding common stock. She is not a director or executive officer of the Company.
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
General
     The Company’s Board of Directors does not have a nominating committee. Instead, the independent directors of the Company act as a group to consider and nominate director candidates. They will consider shareholder recommendations of director candidates who appear to be qualified to serve on the Company’s Board of Directors. To submit a recommendation of a director candidate, a shareholder should submit the following information in writing, addressed to the Board of Directors, in care of the Corporate Secretary, at the main office of the Company at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531:
1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including appropriate biographical information.

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, his or her name, address, number of shares of Company common stock beneficially owned, the dates on which the shareholder acquired his or her shares, documentary support for any claim of beneficial ownership and his or her relationship or affiliation with the nominee; and

5.	A statement as to the qualification of the nominee. Although neither the Board of Directors nor its independent directors has prescribed any minimum qualifications or standards for a director nominee, relevant factors include business experience; knowledge of the Company and the financial services industry; experience in serving as director of the Company or of another financial institution or public company generally; wisdom, integrity and ability to make independent analytical inquiries; familiarity with and participation in the communities served by the Company; and commitment to and availability for service as a director of the Company.
Shareholder Proposals
     In order for a shareholder proposal to be included in the Company’s proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than November 21, 2009 to be included in the 2009 proxy materials. In addition, if the Company does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date the Company’s proxy statement was released to shareholders for the previous year’s annual meeting, proxies solicited by the Company’s management will confer discretionary authority upon management to vote upon any such matter.
Other Shareholder Communications
     Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to the Corporate Secretary of the Company at the address of the Company’s principal office at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

HABERSHAM BANCORP
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2009
     The undersigned shareholder of Habersham Bancorp (the “Company”) hereby appoints David D. Stovall and Edward D. Ariail as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Central Office of the Company, 282 Historic Highway 441 North, Cornelia, Georgia on Saturday, April 18, 2009 at 1:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE LISTED IN PROPOSAL 1.

PROPOSAL 1:	To elect the nominees listed below to serve as directors of the Company for the ensuing year:

Edward D. Ariail, Thomas A. Arrendale III, Bonnie C. Bowling, Ben F. Cheek, III, Michael C. Martin, Michael L. Owen, James A. Stapleton, Jr., David D. Stovall and Calvin R. Wilbanks.

	FOR all nominees	WITHHOLD AUTHORITY
	listed above (except as	to vote for all nominees listed
	indicated to the contrary	above.
below).

INSTRUCTION:	To withhold authority for any individual nominee(s), mark “FOR” above, and write the name of the nominee(s) for whom you wish to withhold authority in the space below:

     This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the nominees listed in Proposal 1. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Dated:		, 2009
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)
     If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.
     Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.
PLEASE RETURN PROXY AS SOON AS POSSIBLE
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 18, 2009
     The proxy statement for the Meeting and our 2008 annual report to shareholders are available at http://www.vfnotice.com/habersham/.